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                                                                    EXHIBIT 11.1



                          VERITAS SOFTWARE CORPORATION
            STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                    (In thousands, except per share amounts)
                                  (Unaudited)



                                          Three Months Ended   Nine Months Ended
                                             September 30,        September 30,
                                          ------------------   -----------------
                                             1997     1996       1997      1996
                                           -------   ------    -------   -------
Net income...............................   $6,734    $3,250    $10,471   $7,660
                                            ======    ======    =======   ======

Weighted average common shares
  outstanding............................   30,497    29,796     30,342   28,087

Common equivalent shares from stock
  options (treasury stock method)........    2,938     1,931      2,451    2,644
                                            ------    ------    -------   ------
Total shares for primary and fully
  diluted net income per share...........   33,435    31,727     32,793   30,731
                                            ======    ======    =======   ======
Net income per share.....................   $ 0.20    $ 0.10    $  0.32   $ 0.25
                                            ======    ======    =======   ======

All share and per share amounts for prior periods have been adjusted to reflect a 3 for 2 stock split effective September 15, 1997.